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                                                                   EXHIBIT 23.5

                     [Richards, Layton & Finger Letterhead]




Zapata Corporation                                              August 13, 1996
1717 St. James Place
Suite 550
Houston, Texas 77056

Ladies and Gentlemen:

        We hereby consent to the filing of our opinion, dated July 22, 1996, addressed to the Special Committee of the Board of Directors of Zapata Corporation as an exhibit to the Registration Statement on Form S-4 of Zapata Corporation, as amended (Reg. No. 333-06729); provided, however, that in giving such consent we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.


                                                Very truly yours,

                                                /s/ RICHARDS, LAYTON & FINGER